VIPER NETWORKS, INC.

EXHIBIT 23.1

ARMANDO C. IBARRA
Certified Public Accountants
A Professional Corporation

Armando C. Ibarra, C.P.A.	Members of the California Society of Certified Public Accountants
Armando Ibarra, Jr., C.P.A., JD	Members of the American Institute of Certified Public Accountants
Registered with the Public Company Accounting Oversight Board

To Whom It May Concern:

The firm of Armando C. Ibarra, Certified Public Accountants, APC consents to the inclusion of our report of December 28, 2005 (amended), on the reviewed consolidated financial statements of Viper Networks, Inc. and Subsidiaries as of June 30, 2005, in any filings that are necessary now or in the near future with the U.S. Securities and Exchange Commission.

Very truly yours,

/s/ Armando C. Ibarra
ARMANDO C. IBARRA, CPA
Chula Vista, Ca. 91910
December 28, 2005